FOR IMMEDIATE RELEASE

Stanley Works Reports Record 2nd Quarter Results

Revenues $824 Million Up 9%; Continuing Operations EPS 78¢ Up 11%

New Britain, Connecticut, July 26, 2005 ... The Stanley Works (NYSE: SWK) announced that second quarter 2005 net income from continuing operations was $66 million (78¢ per fully-diluted share), surpassing the company’s guidance of 72-76¢. These results compare with earnings of $59 million (70¢ per fully-diluted share) from continuing operations in 2004.

Net sales were $824 million, up 9% over last year. Excluding the sales of recent acquisitions – including Security Group, ISR Solutions and several small acquisitions detailed below – organic sales growth was 5%.

Industrial Tools sales were up 8% as strong industrial tool demand continued, aided by solid execution and stable market conditions. Double-digit organic sales growth in industrial mechanics tools, industrial tool storage, laser leveling tools and hydraulic tools, along with continued strength in fastening systems, brought about the improvement. Security Solutions revenues increased 20% as a result of recent acquisitions. Consumer Products sales increased 4%, driven by very strong hand tool sales to large home center and mass merchant customers in North America.

Gross profit from continuing operations was $302 million, or 36.7% of sales, versus $273 million or 36.2% last year. The improvement of 50bps was primarily attributed to increased volume and higher Security Solutions margins. In addition, the Stanley Fulfillment System (“SFS”) continued driving the business toward ever-higher quality, service excellence, cost leadership and world class environmental health & safety (“EH&S”) standards.

John F. Lundgren, Chairman and Chief Executive Officer, stated: “The rapid response to early-2005 margin issues by our Security Solutions team is one of the highlights of our second quarter. There remains much work to be done, but the early returns are very encouraging. Growth in the lower-margin electronic security section of the business continued and put some expected mix-related pressure on margins. However, the team attended to the integration of recent acquisitions, efficiency in the field operations and close management of costs.”

Selling, general and administrative (“SG&A”) expenses from continuing operations were $189 million (22.9% of sales) compared with $171 million, or 22.7% of sales last year. Acquired businesses accounted for $6 million of the $18 million increase, while higher advertising costs were $3 million and acquisition integration expenses associated with Security Solutions operating improvements represented $2 million of the increase.

The company’s effective income tax rate on continuing operations was 28%, compared with 23% in the first quarter and 29% in the second quarter of 2004.

Industrial Tools sales increased 8% to $348 million, including $2 million from an acquisition. Operating margin was 10.9% vs. 11.0% in 2004.

Consumer Products sales were up 4% at $267 million, as hand tools sales in the Americas were strong and more than offset a modest decline in the consumer storage category. Favorable foreign currency, increased unit volumes and favorable price / mix contributed to the increase. Operating margin was 16.0% versus 15.3% last year, due primarily to increased volume and favorable price / mix in excess of commodity cost inflation.

Security Solutions sales increased 20% to $209 million. Organic sales were up 1% to $176 million, as a significant automatic doors contract implemented with a single customer in the second quarter of 2004 generated $9 million of revenue that was not repeated in 2005. Aside from this impact, Security Solutions revenues increased 6% organically. Strength in the longer-cycle U.S. electronic access business, whose backlog had previously been building, was evident as organic revenue increased by a mid single digit percentage. A low-single digit percentage organic sales increase was also realized in the U.S. mechanical access (locking) business while weakness continued in the U.K. markets.

Security Solutions’ operating margin, including approximately 100bps dilution related to acquisition integration costs expected and incurred in the second quarter, was 15.6% vs. 15.4% in 2004. This represents a significant rebound from 13.0% operating margin reported in the first quarter of 2005 and exceeded the company’s second quarter estimates of 14% operating margin for the Security Solutions segment inclusive of the integration costs. The improved Security Solutions margins were largely the result of the ongoing integration of recently acquired lower-margin businesses and the effective implementation of profit improvement initiatives.

Operating cash flows were $77 million vs. $91 million in the prior year. Free cash flow before dividends (cash from operations less capital expenditures) was $61 million vs. $78 million last year.

The company also indicated that it recently completed three acquisitions:

•	Precision Hardware, Inc., located in Romulus, Michigan, is a leading manufacturer and supplier of exit devices and closers for commercial door openings. This small but important bolt-on acquisition fills out the product line in Stanley Security Solutions’ mechanical access business.

•	Sielox Security Systems Pty, Ltd., located in Sydney, Australia, specializes in the installation and servicing of high-end electronic security systems for commercial customers, utilizing a direct-to-end user business model. This acquisition expands the company’s global Security Solutions service capability into Australia.

•	Rolatape, located in Spokane, Washington, is a designer and manufacturer of measuring wheels for distribution through professional survey, construction and industrial channels. It is highly complementary to Stanley’s CST / Berger laser tool business which was acquired in 2004.

Combined revenues from the Precision Hardware, Inc., Sielox, Ltd. and Rolatape acquisitions are expected to total approximately $37 million and be nominally accretive to 2005 earnings. The two security acquisitions – Precision Hardware, Inc. and Sielox, Ltd. increase Stanley Security Solutions’ total revenue base by about 4%. Total consideration for the three acquisitions approximated $54 million, an average of about 1.5 times sales and 6.4 times EBITDA (earnings before interest, taxes, depreciation and amortization).

Management updated earnings estimates for 2005, reaffirming its previous total sales growth estimate of 8-10% and organic sales growth of 4-6%. The company maintained prior estimates that full year earnings per fully diluted share will approximate $3.20 — $3.30, an increase of 12-16% over $2.85 earned in 2004 from continuing operations.

Third quarter organic sales growth is expected to approximate 3-5%, with total sales growth in the 8-10% range. Earnings are estimated at 81-83¢ per fully diluted share, excluding 3¢ per fully-diluted share of severance associated with profit improvement initiatives expected to be incurred in the third quarter. Accordingly, the company expects to report earnings of 78-80¢ per fully-diluted share in the third quarter. Earnings were 72¢ per fully-diluted share from continuing operations in the third quarter of 2004.

The company continues to indicate that free cash flow for the full year 2005 should approximate $300 million.

A conference call with investors has been scheduled for 11:00 am Eastern time tomorrow, Wednesday, July 27, to discuss the information in this release. The call is accessible by telephone at (800) 267-8424 (domestic) and (706) 634-0695 (international) and via the Internet at www.stanleyworks.com by selecting “Investor Relations”. A slide presentation to accompany the call will be available at www.stanleyworks.com and will remain available after the call. A replay of the call will also be available two hours after the completion of the conference call and will remain available for one week and can be accessed at (800) 642-1687 (domestic) or (706) 645-9291 (international) by entering the conference identification number 7901230.

Earnings guidance per fully diluted share for the third quarter of 2005 is provided both with and without an estimated 3 cent severance impact associated with profit improvement initiatives, as this information is considered useful for understanding the underlying business performance. Free cash flow is defined as cash flow from operations less capital investments; the company believes this is an important measure of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners.

The Stanley Works, an S&P 500 company, is a worldwide supplier of consumer products, industrial tools and security solutions for professional, industrial and consumer use. More information about The Stanley Works can be found at http://www.stanleyworks.com.

Contact:	Gerry Gould, V. P. — Investor Relations (860) 827-3833 or ggould@stanleyworks.com

The Stanley Works corporate press releases are available on the company’s Internet web site at http://www.stanleyworks.com.

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995

Statements in the company’s press releases attached to this Current Report on Form 8-K including but not limited to those regarding the company’s ability to: (i) realize combined revenues from the Precision Hardware, Inc., Sielox, Ltd. and Rolatape acquisitions of approximately $37 million and thereby making the same (a) nominally accretive to 2005 earnings and (b) in the case of the Precision Hardware, Inc. and Sielox, Ltd. acquisitions, increase Stanley Security Solutions’ total revenue base by about 4%; (ii) achieve 2005 total sales growth of 8-10% and organic sales growth of 4-6%; (iii) achieve 2005 earnings per fully diluted share of approximately $3.20-$3.30 per fully diluted share, an increase of 12-16% over $2.85 earned in 2004 from continuing operations; (iv) achieve third quarter organic sales growth of approximately 3-5% with total sales growth in the 8-10% range; (v) achieve third quarter earnings of approximately 81-83 cents per fully diluted share, excluding 3 cents per fully diluted share of severance associated with profit improvement initiatives expected to be incurred in the third quarter; (vi) report earnings of 78-80 cents per fully-diluted share in the third quarter; and (vii) achieve $300 million of free cash flow for the full year 2005 are forward looking and inherently subject to risk and uncertainty.

The company’s ability to deliver the results as described above (the “Results”) is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

The company’s ability to deliver the results is dependent upon: (i) the success of the company in closing its previously disclosed proposed Facom Tools acquisition and integrating its recent (as well as future) acquisitions; (ii) the success of the company’s efforts to raise prices in order to, among other things, offset the impact of steel and other commodity and material price inflation; (iii) the need to respond to significant changes in product demand due to economic and other changes; (iv) continued improvements in productivity and cost reductions; (v) the final geographic distribution of future earnings; (vi) the identification of overhead cost reduction opportunities and effective execution of the same; (vii) the company’s favorable settlement of routine tax audits; (viii) the company’s ability to successfully limit the costs incurred in order to repatriate certain cash pursuant to the American Jobs Creation Act of 2004 and the result of new legislative guidance that may be issued with respect to the same; and (ix) satisfactory payment terms under which the company buys and sells goods, materials and products.

The company’s ability to deliver the results is also dependent upon: (i) the continued success of the company’s marketing and sales efforts, including the company’s ability to recruit and retain an adequate sales force; (ii) the continued success of The Home Depot, Lowe’s and Wal-Mart sales initiatives as well as other programs to stimulate demand for company products; (iii) the success of recruiting programs and other efforts to maintain or expand overall Mac Tools truck count versus prior years; (iv) the ability of the sales force to adapt to changes made in the sales organization and achieve adequate customer coverage; (v) the ability of the company to fulfill increasing demand for its products; (vi) the ability to continue successfully managing and defending claims and litigation; and (vii) the absence or mitigation of increased pricing pressures from customers and competitors and the ability to defend market share in the face of price competition.

The company’s ability to achieve the results will also be affected by external factors. These external factors include pricing pressure and other changes within competitive markets, the continued consolidation of customers particularly in consumer channels, inventory management pressures on the company’s customers, increasing competition, changes in trade, monetary, tax and fiscal policies and laws, inflation, currency exchange fluctuations, the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the company’s debt program, the strength of the U.S. economy and the impact of events that cause or may cause disruption in the company’s distribution and sales networks such as war, terrorist activities, political unrest and recessionary or expansive trends in the economies of the world in which the company operates.

The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.